Exhibit 10.50

Certain confidential information contained in this document, marked by brackets and the word “Redacted” ([REDACTED]), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

Service Provider Agreement

This Agreement (the “Agreement”) is entered into by and between Affymetrix, Inc., having its principal place of business at 3380 Central Expressway, Santa Clara, CA 95051 (“Affymetrix”) and Gene Logic Inc. (“Gene Logic”), having its principal place of business at 610 Professional Drive, Gaithersburg, MD, 20879, USA, each a “Party,” and together the “Parties” to this Agreement.

Affymetrix is pleased to enter into a relationship which will allow Gene Logic to exploit the unique capabilities of Affymetrix’ GeneChip® technology.  Affymetrix looks forward to working with Gene Logic to ensure that the GeneChip products purchased under this agreement will enable Gene Logic to provide great benefits to its customers.

Therefore, the Parties hereby agree as follows:

1. Definitions. The following capitalized terms used herein shall have the following meanings:

a) “2002 Agreement” means the Amended and Restated Agreement between the Parties effective as of January 1, 2002.

b) “Affiliates” means any corporation, company, partnership, joint venture and/or firm which is controlled by or controls a Party or is under common control with a Party, but only for so long as such Affiliate remains an Affiliate of a Party, and only if such Affiliate is bound by the terms of this Agreement. For purposes of this Section, “control” shall mean, in the case of corporations (or equivalents of corporations), direct or indirect ownership of more than 50% of the stock having the right to vote for directors of such corporation or, in the case of partnerships, more than 50% of the ownership interest in such partnership.

c) “Database” shall mean a collection of data derived from Probe Arrays and licensed or otherwise made available by Gene Logic or a third party to multiple unrelated parties in whole or in part for use in analysis or otherwise to derive additional information.

d) “GeneChip Products” means all Probe Arrays and the related kits and reagents currently available for sale as listed on Exhibits 2-5 and any other kits, reagents or other consumable products now or hereafter generally offered for sale by Affymetrix and any custom Probe Arrays available through the programs specified in the definition of Probe Array.

e) “HTA Agreement” means the agreement between the Parties dated June 21, 2005 that covers, among other things, the sale to and use by Gene Logic of HTA Products.

f)  “HTA Products” means the high throughput GeneChipHT array plates (including but not limited to Rat Plates as hereinafter defined and plates for human arrays) sold by Affymetrix and related reagents, kits, instruments and software sold by Affymetrix for use with such plates. Such plates are currently offered in 24 or 96 well formats with each well constituting an array, but HTA Products includes any format in which such plates are hereafter sold by Affymetrix. “HTA Instruments” means any instruments or other equipment sold by Affymetrix for use with HTA Products, including the Instrumentation as defined in the HTA Agreement.

g) “Instruments” means any instruments or other equipment sold by Affymetrix for use with GeneChip Products.

h) “Internal R&D” means using GeneChip Products, for (a) internal research, testing, validation, or training at Gene Logic, (b) product or service development, including use for generating data for inclusion in Databases to be offered for license or sale, and (c) research projects involving collaboration with one or more customers or other third parties.

i)  “Internal R&D Pricing” has the meaning defined in Section 4(a) of this Agreement.

j) “Marks” means the trademarks, service marks, logos and tradenames owned or controlled by each Party.

k) “Net Sales” has the meaning as defined in Section 2.15 of the 2002 Agreement.

l) “Probe Array” means a solid support having an array of polynucleotides with known location and sequence fabricated by or for and sold by Affymetrix for use in expression analysis and genotyping and shall include all probe arrays generally offered by Affymetrix for commercial sale during the Term as well as arrays available through Affymetrix’ current CustomExpress®, NimbleExpress™ and Made-to-Order programs, as well as resequencing arrays available through Affymetrix’ current CustomSeq® program, including those now available as indicated on Exhibits 2-5. Such arrays must be purchased in whole wafer increments unless otherwise indicated in Exhibits 2-5. All other custom arrays/array designs will be mutually agreed to in writing between the Parties in advance. However, the term Probe Array, as used herein, shall not include HTA Products.

m) “Purchase Commitment” means the commitment to purchase a certain value of Affymetrix products and services as specified in Section 5 hereof.

n)  “Rat Cartridge Arrays” has the meaning defined in Section 5(e)(i) of this Agreement.

o)  “Rat Plates” means the high throughput GeneChipHT array plates as further defined in Section 5(e)(i) of this Agreement. Such Rat Plates are currently provided in 96- or 24-well formats with each well constituting an array, but Rat Plates includes any format that Affymetrix offers for sale during the Term.

p) “Royalties” means royalties on database licenses as specified in Sections 5.4 and 5.5 of the 2002 Agreement.

q) “Services” means the use of GeneChip Products in generation of data that will be provided to a third party for a service fee. Services shall include data developed by Gene Logic and/or its Affiliates for a third party for such third party’s use. Services may include “Data Generation Services,” in which samples are processed to obtain data for a third party, and “Analysis Services,” in which Gene Logic may provide analysis services using its data or data obtained from a third party or from processing samples provided by Gene Logic or the third party. Services shall not include activities classified hereunder as Internal R&D.

r) “Software” means any software installed on an Instrument or HTA Instrument or otherwise made available by Affymetrix for use with GeneChip Products and HTA Products.

s) “Term” has the meaning defined in Section 11 of this Agreement.

2. Reduced Probe Array Pricing for Services.

a)  During the Term, Gene Logic shall be entitled to purchase Probe Arrays to provide Services pursuant to the Agreement for Gene Logic’s [REDACTED] customers pursuant to the [REDACTED] price sheet attached hereto as Exhibit 2; for each of Gene Logic’s [REDACTED] customers [REDACTED] pursuant to the [REDACTED] price sheet attached hereto as Exhibit 3; and for Gene Logic’s other [REDACTED] customers (for which Gene Logic is not authorized to use the [REDACTED] price sheet) pursuant to the [REDACTED] price sheet attached hereto as Exhibit 4, as such price sheets for each Tier are updated by Affymetrix from time to time to include new Probe Arrays that Affymetrix begins to generally offer for commercial sale during the Term. Gene Logic may provide Services hereunder to its customers located in all countries.

b)  Gene Logic may use Probe Arrays purchased at a certain Tier price to provide Services to a customer falling into a different pricing Tier or use such Probe Arrays for Internal R&D, provided that if the Probe Arrays are used for a higher priced Tier (e.g., [REDACTED] Probe Arrays used for providing Services to an [REDACTED] customer) (i) Gene Logic identifies such alternate use in the quarterly reports made to Affymetrix pursuant to Section 7, and (ii) pays to Affymetrix with such quarterly report the difference between the Tier for which such Probe Arrays were purchased and the price applicable to the reported Tier in which the Probe Arrays were actually used. If any Probe Arrays are purchased at a Tier price which is higher than the Tier for which the Probe Arrays are actually used, Gene Logic will not be entitled to any reduction or credit based on such use in a lower priced Tier.

3. Services for Customers with Affymetrix Pricing Agreement in Effect.

a) During the Term, Gene Logic may provide Services to Affymetrix customers and such customers may purchase GeneChip Products directly from Affymetrix, have such GeneChip Products shipped directly to Gene Logic only for use in Services for such Affymetrix customer, and Affymetrix will directly invoice its customer for such GeneChip Products. Alternatively, customers may ship GeneChip Products previously purchased from Affymetrix directly from the customer to Gene Logic only for use in Services for such Affymetrix customer, provided that any GeneChip Products obtained by Gene Logic from other Affymetrix customers will be governed by the terms applicable to the customer from which such GeneChip Products were obtained. Affymetrix will release its transfer restrictions for such third parties to permit such delivery of GeneChip Products to Gene Logic for use in the performance of such Services by Gene Logic for such third parties and will confirm such release to any third parties requesting such confirmation.

b) During the Term, Affymetrix may at its discretion extend to Gene Logic, on a project-by-project basis, GeneChip Product pricing [REDACTED]. Gene Logic agrees to protect such information pursuant to Section 17 (Confidentiality) of the Terms and Conditions (as defined below). For clarity, and without limiting the foregoing, Gene Logic agrees not to disclose any aspect of [REDACTED] prices for GeneChip Products with any other Affymetrix customer or any other party, except as required by law (provided that Gene Logic has provided Affymetrix with prior notice of such disclosure, to the extent reasonably practicable).

4. Reduced Probe Array Pricing for Internal R&D and Pricing for other GeneChip Products, Instruments and Software.

a) During the Term, Gene Logic shall be entitled to purchase GeneChip probe arrays for its own Internal R&D activities (excluding Services), in accordance with the terms and conditions of this Agreement, pursuant to the price sheet attached hereto as Exhibit 5 (“Internal R&D Pricing”). For clarity, Gene Logic shall not use products purchased at Internal R&D Pricing to provide a fee-for-service or other non-collaborative sample processing service to one or more third parties unless it reports such use and pays the additional amount required under Section 2(b). In addition, for purposes of the adjustment in pricing based on the use as described in Section 2(b), all of Gene Logic’s unused inventory of Probe Arrays as of December 31, 2005 shall be deemed to have been purchased at Internal R&D Pricing, and, if used in 2006 for a use that would fall under another pricing Tier, Gene Logic will pay the additional amount as determined pursuant to Section 2(b) for such use.

b) During the Term, Gene Logic shall be entitled to purchase reagents and kits, for use for all purposes for which it is otherwise permitted to buy and use Probe Arrays under this Agreement, pursuant to the Internal R&D Pricing as described in Exhibit 5 and shall not be obligated to pay to Affymetrix any additional price for such products for use in any other pricing Tier.

5. 2006 Purchase Commitment; No 2006 Access Fee; Waiver of Database Royalties.

a) In exchange for the reduced Probe Array pricing set forth above and other benefits provided to Gene Logic hereunder, Gene Logic agrees to spend at least Seven Million Six Hundred Twenty-Five Thousand U.S. Dollars ($7,625,000.00) with Affymetrix during 2006 toward the purchase from Affymetrix of Affymetrix products, including GeneChip Products and Instruments, the HTA Products and HTA Instruments, Software and services (including but not limited to instrument services, service contracts and software and instrument maintenance agreements), and to accept shipment and performance of all such products and services during calendar year 2006 (the “Purchase Commitment”). If Gene Logic orders commercially launched GeneChip Products, HTA Products or other Affymetrix products in 2006 on or before December 15, 2006 for current delivery or orders services from Affymetrix for current performance before December 15, 2006 and Affymetrix is unable to ship such products or perform such services in 2006, then such products and services shall be deemed to have been purchased in 2006 even though such products are actually not shipped or services performed in 2006, and the price therefor shall be counted in determining if and the extent to which Gene Logic met its Purchase Commitment for 2006, provided that Gene Logic has (i) acted in good faith, communicated timely and reasonably accurate forecasts, based on orders it has received from its customers, on a consistent basis during 2006 and otherwise worked with Affymetrix to assist Affymetrix in Affymetrix’ planning and resource allocation for the production and delivery of the products and services ordered, (ii) used commercially reasonable efforts to avoid large spikes in purchase volumes near the end of the year, and (iii) used commercially reasonable efforts not to expect shipment of products or performance of services in 2006 that, based on Affymetrix statements known to Gene Logic or statements that Gene Logic can reasonably be expected to know based on Affymetrix’ public statements, it knows or has reason to know Affymetrix will not be able to ship or perform in 2006. For new or renewed annual or other periodic service and maintenance contracts covering 2006 or a portion thereof, if the fees for such contract are paid in 2006, then such payment will count toward meeting the Purchase Commitment (it being understood that any prepayment for service or maintenance contracts that do not cover at least a portion of 2006 shall not count toward the Purchase Commitment).

b) Gene Logic shall not be required to pay any annual access/subscription fee to Affymetrix under this Agreement. Within five (5) business days after November 30, 2006, Affymetrix shall provide to Gene Logic a summary of the amounts spent through November 30, 2006 that qualify toward meeting the Purchase Commitment and, if there is any difference in opinion as to such amount, the Parties shall work together to promptly reconcile such difference.  If Gene Logic fails to meet the Purchase Commitment for 2006 during 2006, Affymetrix shall notify Gene Logic in writing within ten (10) business days after the end of 2006 of the amount by which Gene Logic failed to meet its Purchase Commitment and, as Affymetrix’ sole and exclusive remedy, Gene Logic shall then pay to Affymetrix within thirty (30) days after its receipt of notice from Affymetrix the difference between the Purchase Commitment and the amount actually purchased in 2006 and, when such payment is made, Gene Logic shall be deemed to have met its Purchase Commitment.

c) Gene Logic shall not be required to pay any royalties to Affymetrix under this Agreement. Notwithstanding the foregoing, Gene Logic shall remain obligated to promptly pay to Affymetrix Royalties that otherwise would become due on database licenses and payable under the 2002 Agreement, pursuant to Section 5.4 of such agreement, for “Net Sales” on “Databases” (as defined in such agreement) accruing on or before 12/31/2005. However, the Parties have hereby agreed that no Royalty shall be payable to Affymetrix for licenses issued during [REDACTED] for Gene Logic’s [REDACTED] System. Provided that Gene Logic achieves the Purchase Commitment or pays to Affymetrix the difference between the Purchase Commitment and the amount actually purchased in 2006, pursuant to Section 5(b) above, Gene Logic shall not be required to pay to Affymetrix Royalties that otherwise would become due on database licenses and payable under the 2002 Agreement for Net Sales on Databases accruing after 12/31/2005.  For clarity, this paragraph shall not be construed as conveying, by implication, estoppel or otherwise, or expanding to the scope of, any right or license to Gene Logic under any patent right of Affymetrix.

d)  The Purchase Commitment has been made in part because the Parties have hereby agreed that (i) Gene Logic may use the HTA Products to perform an upgrade of its ToxExpress® Database licensed to its customers, subject to Section 5(e) and (f) below, and that the data therein may be used in other systems licensed or otherwise provided by Gene Logic to customers where such systems are dependent on that ToxExpress Database and to provide Services, and (ii) Affymetrix will cooperate with Gene Logic to use commercially reasonable efforts to make available on a timely basis the HTA Products needed to perform and complete such upgrade in an orderly process during calendar year 2006.

e)  To assist Gene Logic in attempting to meet the upgrade schedule described in Section 5(d) above, Affymetrix agrees to use commercially reasonable efforts to provide to Gene Logic the following, based on purchase orders from Gene Logic (Gene Logic acknowledges that the Rat Plates are not commercially launched as of the Effective Date and, due to inherent risks in technology development, that Affymetrix may not meet such schedule or the dates set forth in Sections 5(e)(i)-(iii) below):

     i)  on or before [REDACTED], reasonably sufficient quantities (at least [REDACTED] 24-well and [REDACTED] 96-well Rat Plates) of commercial version HTA Plates featuring [REDACTED] the GeneChip Rat Genome 230 2.0 Cartridge Arrays (“Rat Plates”) to allow Gene Logic to determine in its opinion that the [REDACTED] and [REDACTED] of the Rat Plates are [REDACTED] to those of the GeneChip Rat Genome 230 2.0 Cartridge Arrays (the “Rat Cartridge Arrays”), and to establish protocols for the use of the HTA Products for the upgrade, on or before [REDACTED];

     ii)  [REDACTED] GeneChipHT Array Scanner and [REDACTED] GeneChip Array Station robotics/liquid handling (hybridization/wash/stain) instrumentation (in addition to the [REDACTED] unit of each already provided under the HTA Agreement), which HTA Instruments shall be the model commercially released and currently being sold by Affymetrix (including the principal components listed on Exhibit 8 hereto) to be delivered to Gene Logic and installed and validated by Affymetrix in accordance with Affymetrix’ standard Site Acceptance Test procedures and the Instrumentation specifications set forth in Section M of the HTA Agreement, and accepted by Gene Logic, on or before [REDACTED], at the [REDACTED] price [REDACTED];

iii) provide basic user training with Affymetrix provided kits and arrays at Gene Logic’s Gaithersburg, MD lab (one customer training session, typically 3-5 days in length) included at no additional charge as part of the purchase of the GeneChip Array Station and GeneChipHT Array Scanner, with the agreed-upon goal of completing such training by [REDACTED]; and

iv) beginning in the [REDACTED] and continuing in the [REDACTED] (if Gene Logic determines, in its opinion, that the [REDACTED] of the Rat Plates are [REDACTED] those of the Rat Cartridge Arrays as further described in Section 5(f) below), reasonably sufficient quantities of commercial version Rat Plates that possess the same [REDACTED] and meet the same [REDACTED] as the Rat Plates that were used and approved by Gene Logic during the evaluation phase, it being understood by the Parties that Gene Logic will then use commercially reasonable efforts to complete the majority of the ToxExpress upgrade during the third and fourth quarters of 2006.

During [REDACTED], Affymetrix agrees to provide the Rat Plates and HTA reagents to Gene Logic for this verification and upgrade at a price of [REDACTED] per array for the Rat Plates and [REDACTED] per well for the HTA reagent kits.

f)  During the verification phase, Gene Logic shall determine that, in its opinion, the [REDACTED], and the [REDACTED], of the Rat [REDACTED] Plates are [REDACTED] those of the Rat Cartridge Arrays. If Affymetrix does not meet the deadlines set forth in Sections 5(e)(i)-(iii) above, or if on or before March 31, 2006, Gene Logic determines in its opinion that (i) such Rat Plates do not have such [REDACTED], or (ii) there is a substantial risk that Affymetrix will be unable, within the time frames specified by Gene Logic, to provide on a timely basis commercial version Rat Plates with such [REDACTED] in sufficient quantity, then Gene Logic shall so notify Affymetrix in writing and, in any such event, as Gene Logic’s sole and exclusive remedy, (1) the Purchase Commitment shall be reduced to Seven Million Five Hundred Thousand Dollars ($7,500,000), (2) Gene Logic shall then have the option to suspend or discontinue the ToxExpress upgrade, or to perform and complete the upgrade during calendar year 2006 using Rat Cartridge Arrays and related labeling reagents, (3) during [REDACTED], Affymetrix shall provide the Rat Cartridge Arrays for use in the ToxExpress upgrade at a price of [REDACTED] per Rat Cartridge Array and [REDACTED] per sample for the reagent kits for use with the Rat Cartridge Arrays for the ToxExpress upgrade, and (4) during [REDACTED], Affymetrix shall use commercially reasonable efforts to provide such Rat Cartridge Arrays and reagent kits in sufficient quantity and in a timely manner to assist Gene Logic in completing the upgrade in accordance with the schedule described in Section 5(d) above.

6. Joint Responses to RFxs.

From time to time during the Term, either Party may at its discretion submit detailed proposals to the other for the Parties to collaborate on specific projects for third parties, and the Parties may submit joint responses to third party requests for information/proposal/quote (RFx). Such proposals, each Party's response thereto, and ensuing discussions between the Parties with respect thereto shall be subject to Section 17 (Confidentiality) of the Terms and Conditions (as defined below).

7. Reports.

Gene Logic shall deliver to Affymetrix within sixty (60) days after the end of each calendar quarter a written report showing: (i) the country location and type (as defined in Section 2 above) of each service customer that received services during that quarter; (ii) the number of Probe Arrays used in providing Services to each such customer during that quarter, (iii) the number of Probe Arrays used in conducting Internal R&D during that quarter, and (iv) the number of Probe Arrays that were purchased at one pricing Tier and used for another purpose pursuant to Section 2(b).  For avoidance of doubt, Gene Logic shall not be obligated to identify any customer names or provide any other information identifying specific customers in the reports due to Affymetrix hereunder.

8. Service Quality; Audits.

a) The Parties acknowledge that it is in their mutual interest to ensure that Services provided by Gene Logic that include the use of GeneChip Products are of a high and reliable quality. Therefore, each Party agrees to use commercially reasonable efforts to maintain a high level of quality of the GeneChip Products and the Services provided to customers using GeneChip Products. If Affymetrix learns of any problem with a customer involving Gene Logic Services, or if Gene Logic learns of any problem with a customer potentially caused by defective GeneChip Products, the Parties agree to cooperate to resolve any such issue in a prompt, commercially reasonable manner.

(b) During the Term and for a period of two (2) years following the time at which the relevant payment is due, Affymetrix shall have the right, upon commercially reasonable notice, but not to exceed once per calendar year, during regular business hours and upon ten (10) days prior notice, to have an auditing firm acceptable to all Parties make such examination as such firm deems necessary to verify that Gene Logic has been paying the proper price for Probe Arrays based on the type of use of such Probe Arrays specified in Sections 2-4 herein. In the event that such examination reveals a discrepancy between the amounts payable under this Agreement and the amounts actually paid, all such additional amounts, together with interest at the rate of one and one-half percent (1.5%) per month, or the maximum allowed by law, whichever is less, from the date when such additional amounts would have been due, shall be paid to Affymetrix within forty-five (45) days of written notice from the auditing firm of such discrepancy. Any such audit shall be at Affymetrix’ sole expense and performed by a nationally recognized accounting firm. In the event that a deficiency of more than five percent (5%) is discovered, the audit shall be at Gene Logic’s expense. The auditing firm conducting the examination shall be under appropriate obligations of confidentiality to all Parties hereto such that (1) if no discrepancy is found between amounts payable and actually paid for a given contract year, the auditing firm shall report that and nothing else to the Parties, (2) if a discrepancy in favor of Affymetrix is found between amounts payable and actually paid, the auditing firm shall report the amount of the discrepancy and only those particulars necessary for the understanding of the Parties of the nature of the overpayment, (3) if a discrepancy in favor of Gene Logic is found between amounts payable and actually paid, the auditing firm shall report the amount of the discrepancy and only those particulars necessary for the understanding of the Parties of the nature of the overpayment, and Affymetrix shall reimburse Gene Logic within forty five (45) days of the date it is notified of the discrepancy, (4) any given contract year may only be audited once, (5) in no event shall the auditing firm reveal to any Party hereto any information it may gain during the course of the examination (i.e., to Affymetrix the names of customers for whom Services were provided by Gene Logic) other than as previously stated herein, and (6) in no event shall the auditing firm reveal to any third party any information it may gain during the course of the examination. The Parties agree that the auditing firm chosen to perform audits pursuant to this Section will not be compensated on a commission-for-findings basis.

9. Use of Product and Service Descriptions and Marks.

a)  Each Party recognizes that the other Party hereto has developed valuable Marks, as listed on Exhibit 6 hereto, and may in the future develop additional Marks. Each Party may desire to describe the other Party as a customer (in the case of Gene Logic) or a supplier (in the case of Affymetrix) in public marketing materials and technical materials published by such Party for marketing purposes and to use the other Party’s marks in such materials. Each Party may make such a general description of the Parties’ relationship and use the other Party’s Marks to assist with such description (i.e., to refer to or generally describe such Party’s products or services) without the prior approval of the other Party, provided that the description is not inconsistent with information on the other Party’s website or current published materials and, provided further, that the use of the other Party’s Mark is limited to text and is not the logo or stylized Mark itself.  Each Party shall allow the other Party reasonable prior review and approval of any more detailed description of the other Party’s products or services, and any use of the other Party’s logos or stylized Marks, in any of its proposed marketing materials, such approval not to be unreasonably withheld or delayed.  Gene Logic will also include on its website a link to the Affymetrix website along with a brief description of the relationship between Affymetrix and Gene Logic that has been approved in advance by Affymetrix, such approval not to be unreasonably withheld or delayed.

b)  Each Party acknowledges the ownership and renown of all Marks used by the other Party prior to this Agreement that are listed on Exhibit 6. Each Party will maintain a quality standard in connection with its products and services promoted in a manner that uses the other Party’s Marks or refers to the other Party’s products and/or services, that is at least as high as the standard such Party maintains for any of its other comparable products or services. Subject in all cases to the terms of Section 9(a) and this Section 9(b), each Party hereby authorizes the other Party to use its name and Marks for the specific purpose of identifying and/or promoting the other Party’s products and services and identifying the manner in which such Party is involved in the other Party’s products or services, and for no other purpose. If, in each Party’s sole discretion, the other Party’s use of the first Party’s Marks in marketing materials does not meet the first Party’s trademark usage policy, the first Party may notify the other Party of the specific objection to the use of a specific Mark or Marks and, if the other Party is unable to correct its usage to the reasonable satisfaction of the party owning the Marks within sixty (60) days after receipt of such notice, such Party at its option, may terminate the right of the other Party to use such specific Mark or Marks.

10. Terms and Conditions.

The GeneChip Products, HTA Products, Software and Instruments provided to Gene Logic under this Agreement shall be subject to the terms and conditions (including all Addenda) attached hereto as Exhibit 1 (“Terms and Conditions”).

11. Term and Termination.

This Agreement will become effective on and as of 01/01/2006 (“Effective Date”) and will continue in effect through 12/31/2006 (the “Term”). If the Parties enter negotiations for an extension, renewal or follow-on agreement for this Agreement to become effective upon expiration of the Term, the Parties agree that Affymetrix shall provide Gene Logic with a draft of a renewal or extension amendment or follow-on agreement for review and comment at least thirty (30) days prior to expiration of the Term.  If either Party should fail to perform any obligations under this Agreement, the other Party may give written notice to the defaulting Party calling attention to the default. In the event of a material breach or default, said other Party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to said defaulting Party calling attention to the default unless said breach or default is corrected within sixty (60) days after such notice. Such notice shall specifically state that the non-breaching Party intends to terminate this Agreement. Said right to terminate for default shall be in addition to, and without prejudice to the exercise of, any other remedies available in law or equity.

Upon termination of this Agreement (except for termination by Affymetrix for material, uncured breach or default by Gene Logic or any of its Affiliates), Gene Logic and its Affiliates may continue to use the supply of GeneChip Products, Instruments and Software previously purchased by Gene Logic and its Affiliates and subject to the warranty and replacement provisions applicable to this Agreement.

12. Entire Agreement.

This Agreement and the Terms and Conditions (collectively, the “Agreement”) shall replace and supersede any current or future purchase orders or similar forms that are not mutually signed.  If any of the terms of this Agreement conflict with the attached Terms and Conditions, then the terms of this Agreement shall govern.  Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meaning ascribed to them in the Terms and Conditions.

Unless otherwise expressly provided herein, the present Agreement also shall replace, supersede and terminate any provisions of the 2002 Agreement, whether or not such provisions are described in 2002 Agreement section 11.4 or elsewhere as surviving the termination of the 2002 Agreement, including specifically, but not limited to 2002 Agreement sections 2, 3.7 (except with regard to any restrictions on transfer of Probe Arrays or on use of Probe Arrays requiring FDA approval, for Probe Arrays received on or before 12/31/05), 3.8, 3.9, 4.1, 5.4 (except for Royalties accrued through 12/31/05), 5.5(except for Royalties accrued through 12/31/05), 5.7(except for Royalties on Net Sales occurring on or before 12/31/05), 6 (except for inventions or improvements made on or before 12/31/05), 8 (except as to Confidential Information fully disclosed on or before 12/31/05), 9 (except as to Probe Arrays and other products and services provided to Gene Logic on or before 12/31/05), 10 (except as to Probe Arrays delivered to Gene Logic on or before 12/31/05), 11.3 (except as to Probe Arrays purchased by Gene Logic on or before 12/31/05), 11.4, 12 (except as to actions based on events occurring on or before 12/31/05 and not thereafter), 13 (except for Sections 13.1, 13.2 and 13.3 as they relate to Probe Arrays purchased and used on or before 12/31/05) and except for any moneys accrued and owing by Gene Logic to Affymetrix on or before 12/31/05 under the 2002 Agreement not yet paid and rights of Affymetrix under the 2002 Agreement to collect such amounts accrued.

If these terms are agreeable to you, please have an authorized representative of Gene Logic sign below and either fax, mail or send us an electronic copy for our counter-signature.  A fully executed copy will then be sent back to you for your records.

AGREED AND ACKNOWLEDGED:

Affymetrix, Inc.	Gene Logic Inc.

By: ____________________________	By: _____________________________

Name: __________________________	Name: ___________________________

Title: __________________________	Title: ___________________________

Date: ___________________________	Date: ____________________________

Exhibit 1

Terms and Conditions (Direct and Representative Sales)

1. General

These Affymetrix, Inc. ("AFX") Terms and Conditions, all Addenda hereto (if any) mutually agreed to by the Parties, the accompanying Service Provider Agreement (the “Service Provider Agreement”) and any terms or conditions issued by AFX on behalf of a third party original equipment manufacturer of a Product (as defined below) or component thereof with regard to such Product/component agreed to by Buyer (collectively, the “Agreement”) shall exclusively govern AFX' sale and license of GeneChip Products, Instruments, Software and services (collectively, “Products” or “AFX Products”) to the purchaser (“Buyer”) all as described in the Service Provider Agreement. If Buyer’s order of Products pursuant to the Agreement is deemed an offer, AFX’ acceptance is expressly conditional on Buyer’s acceptance of the terms of this Agreement; if the terms of this Agreement are deemed an offer by AFX, Buyer’s acceptance is expressly limited to these terms. Any additional or different terms or conditions (preprinted or otherwise) proposed by Buyer shall not become part of this Agreement unless AFX specifically agrees to such terms in a writing that specifically identifies such additional or different terms. If a purchase order or other form containing terms and conditions is used by Buyer to order Products from AFX, AFX objects to any proposed additions or changes hereto not specifically agreed to in writing by AFX. The mere acceptance and fulfillment of an order submitted by purchase order from Buyer shall not be deemed to be acceptance by AFX or any conflicting, additional or different terms in such purchase order. AFX may not substitute or modify Products unless Buyer has so specifically agreed and the Products comply with applicable AFX specifications. Unless expressly stated otherwise in the Service Provider Agreement, all listed prices and specifications are subject to change without notice, provided that the prices listed in Exhibits 2-5 will not be increased during the Term of the Service Provider Agreement. If not defined in these Terms and Conditions, any capitalized terms used herein shall have the meaning defined in the Service Provider Agreement.

2. Price

Unless expressly provided otherwise in the Service Provider Agreement or unless AFX in any particular circumstance agrees to any lower price for any particular product, the price(s) for the Products during the Term of this Agreement will be those listed on the Exhibits to the accompanying Service Provider Agreement. For Deliveries Outside Europe: Unless expressly stated otherwise in the Service Provider Agreement, prices exclude all insurance, freight, taxes, fees, duties and levies, which shall be payable by Buyer.

3. Delivery

a) Products will be packed in AFX’ standard shipping packages. AFX or its representative may make partial deliveries. AFX will ship new orders of Products within [REDACTED] days of receipt of purchase order for such new orders (excluding Custom Probe Arrays, which will be shipped as follows, and replacement Probe Arrays for Discretionary Returns will be shipped as set forth in Section 9 below).

b) Custom Arrays.  Upon AFX confirming receipt of complete Buyer Target Sequences and related information for each new Custom Probe Array design, AFX will use reasonable efforts to design, lay out, produce masks, and manufacture one lot of Custom Probe Arrays for each such custom design as follows: (i) within [REDACTED] weeks if Buyer orders only one Custom Probe Array design; (ii) within [REDACTED] weeks for up to [REDACTED] custom designs; and (iii) for more than [REDACTED] custom designs, according to the schedule quoted to Buyer and/or its Affiliates at the time they order such Custom Probe Array designs. Where Buyer and/or its Affiliates have ordered more than one custom design, AFX reserves the right to provide the initial lots of Custom Probe Arrays for each such design at separate times, at AFX’ sole discretion, subject to the maximum time periods described in the previous sentence; in such case, the order that the initial lots of each such design will be provided relative to such other designs and will be determined by a priority list submitted by Buyer at the time it orders the designs or, if no such list is submitted, in AFX’ discretion. In no event shall AFX be obligated to supply more than [REDACTED] custom designs per year. Delivery times for all additional lots of Custom Probe Arrays ordered pursuant to this letter will be quoted at the time AFX receives a firm order for such products and shall not exceed [REDACTED] weeks from the date of such order. Buyer acknowledges that implementation of any deviations  for a particular custom design may increase the time period between order placement and delivery of Custom Probe Arrays based on any such design. All such time extensions for a particular custom design will be discussed with Buyer prior to start of such design. All Custom Probe Arrays must be ordered and purchased in whole-lot increments.

c) AFX or its representative will ship via carrier selected by AFX or its representative to Buyer at 50 West Watkins Mill Rd., Gaithersburg, MD 20878, Attn: Receiving, or to such other address as may be specified by Buyer. If shipment is delayed at Buyer’s request, Buyer will reimburse AFX for all reasonable costs of storage.

(i) For Deliveries Outside Europe: Tender will be FOB shipping point. Title (except for software in which case AFX shall retain title) and risk of loss or damage will pass to Buyer upon delivery of the Products to the carrier.

(ii) For Deliveries Within Europe: Products shall be Delivered Duty Paid to the Buyer’s site and the Buyer will be the importer for the Products and be responsible for paying the import VAT or similar tax(es) within the Buyer’s country. Title (except for intellectual property right in the software in which case AFX shall retain title) and risk of loss will pass to Buyer upon delivery of the Products to AFX carrier.

d) Buyer and/or its Affiliates will advise AFX if freight insurance is desired on any shipments of Products, and will reimburse AFX for all such authorized insurance charges.

4. Acceptance

Buyer shall notify AFX or its representative in writing within 20 days of receipt of shipment of Products of any visible exterior shipment damage, describing the damage in detail; otherwise all claims for exterior visible damage in shipment shall be waived, but this does not affect the warranty or remedy for defective Products set forth below.

5. Payment

Buyer will be invoiced at the time of shipment of each Product. Except as otherwise agreed in writing by AFX, payment shall be made in full within 30 days of the date of the invoice. Payments for Products are not subject to Buyer’s inspection or acceptance of the Products. Undisputed late payments may incur a charge at the rate of one and one-half percent (1.5%) percent per month, or the maximum allowed by law, whichever is less. Further shipment of Products may be deferred until payment is received if Buyer fails to make any undisputed payment when due and thereafter fails to cure such non-payment within ten (10) business days after receipt of notice thereof. If Buyer’s account is more than thirty (30) days past due and is referred to an attorney or collection agency for collection, Buyer shall pay AFX’ reasonable expenses incurred in such collection efforts including, without limitation, court costs and reasonable legal fees and expenses.

6. Unforeseen Events

AFX shall not be liable for delay or failure in performance of any obligations hereunder if performance is rendered impracticable by the occurrence of any condition beyond the reasonable control of AFX. In the event of any such delay or failure in performance, AFX shall promptly notify Buyer of such delay or non-performance and the cause thereof and then shall have such additional time within which to perform its obligations hereunder as may reasonably be necessary under the circumstances, provided AFX shall use commercially reasonable efforts to limit the delay or overcome the cause of the non-performance and AFX shall have the right, to the extent necessary in AFX’ sole reasonable judgment, to apportion fairly among its various customers in such manner as AFX may consider equitable the Products then available for delivery.

If such delay or non-performance will continue for more than one month, AFX shall provide monthly updates as to the status of resolving the delay or non-performance.

7. Limited License

EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO RIGHT TO COPY, MODIFY, DISTRIBUTE, MAKE DERIVATIVE WORKS OF, PUBLICLY DISPLAY, MAKE, HAVE MADE, OFFER TO SELL, SELL, USE OR IMPORT PROBE ARRAYS OR ANY OTHER PRODUCT IS CONVEYED OR IMPLIED WITH THE PROBE ARRAYS, REAGENTS, INSTRUMENTS, SOFTWARE OR ANY OTHER ITEMS PROVIDED HEREUNDER. EXCEPT FOR CERTAIN PROBE ARRAYS AND REAGENTS DESIGNATED AS “ANALYTE SPECIFIC REAGENTS” (SEE APPLICABLE PACKAGE INSERT) WHICH ARE LICENSED FOR USE AS ANALYTE SPECIFIC REAGENTS OR RESEARCH USE, ALL PRODUCTS (INCLUDING THE PROBE ARRAYS, INSTRUMENTS, SOFTWARE, AND REAGENTS) DELIVERED HEREUNDER ARE LICENSED TO BUYER FOR RESEARCH USE ONLY (I.E. INCLUDING USE FOR SERVICES AND INTERNAL R&D AS DEFINED IN THE SERVICE PROVIDER AGREEMENT, NOT FOR DIAGNOSTIC, PROGNOSTIC OR THERAPEUTIC USE FOR INDIVIUDAL PATIENTS). THIS LIMITED LICENSE GRANTS BUYER THE RIGHT TO USE THE PARTICULAR PRODUCT(S), IN ACCORDANCE WITH THE WRITTEN INSTRUCTIONS PROVIDED THEREWITH, THAT BUYER PURCHASES FROM AFX OR ITS AUTHORIZED REPRESENTATIVE FOR THE PROVISION OF SERVICES AND INTERNAL R&D AS SPECIFIED IN THE SERVICE PROVIDER AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE PURCHASE OF ANY PRODUCT(S) DOES NOT BY ITSELF CONVEY OR IMPLY THE RIGHT TO USE SUCH PRODUCT(S) IN COMBINATION WITH ANY OTHER PRODUCT(S). IN PARTICULAR, NO RIGHT TO MAKE, HAVE MADE OR DISTRIBUTE OTHER PROBE ARRAYS IS CONVEYED OR IMPLIED BY THE SALE HEREUNDER OF PROBE ARRAYS, REAGENTS, INSTRUMENTS OR SOFTWARE. FURTHERMORE, PROBE ARRAYS DELIVERED HEREUNDER ARE LICENSED FOR ONE (1) TIME USE ONLY AND MAY NOT BE REUSED.  The Products do not have the approval of the U.S. Food and Drug Administration (“FDA”), the Japanese Minister of Health, Labor and Welfare (“MHLW”) or other regulatory approval. No license is conveyed or implied for Buyer to use, and Buyer agrees not to use, the Products in any manner requiring FDA, MHLW or similar regulatory approval or use the Products in any manner not expressly authorized in writing by AFX in advance of such use. Buyer agrees not to use the Products delivered hereunder in any clinical or other setting requiring FDA or other regulatory review or approval except that Buyer may use the Products in clinical trials when it obtains all required FDA or other regulatory approvals required for use in such trials. Buyer will indemnify AFX for any claims made by or on the part of (e.g., by the patient's relatives or an insurer) a patient arising from the use of the Products in such clinical trials.

Notwithstanding any other provision hereof, nothing herein is intended as a contractual obligation precluding Buyer from using non-AFX products, such as [REDACTED], with the Products supplied to Buyer pursuant to the Agreement; provided however, that AFX makes no representations or warranties regarding any suitability of non-AFX products for use with such Products, or vice versa, and AFX hereby disclaims such representations and warranties. Buyer uses such non-AFX products entirely at Buyer’s own risk and AFX shall have no liability to Buyer or any third party in respect of such use. AFX shall not provide any support to Buyer in respect of such use of non-AFX products. Furthermore, notwithstanding any other provision hereof, nothing herein is intended as a contractual obligation precluding Buyer from using Products, including AFX-offered [REDACTED], with other products from third parties.  Buyer agrees to indemnify the AFX Group (as defined below) for any claims made by or on the part of a third party arising from Buyer’s use of non-AFX products in connection with Products.  However, this paragraph shall not be construed as conveying, by implication, estoppel or otherwise, or expanding to the scope of, any right or license to Buyer under any patent right of AFX.

8. Limited Software License

Subject to the terms of this Agreement, and any license included or provided with a particular software Product (which shall govern with respect to such software Product in the event of conflict) AFX grants to Buyer a non-exclusive, non-transferable (except to Affiliates and as permitted in Section 19), non-sublicensable (except to Affiliates) license to use the software Product(s) delivered to Buyer, on the instrument(s) provided or specified by AFX for use with such software Product(s), in accordance with end user documentation provided by AFX with such Product(s). Buyer may make one (1) copy of software Products for backup purposes only. Buyer agrees not to disassemble, decompile or otherwise reverse engineer, or adapt or modify, any software Product.

U.S. Government users: The use, duplication, reproduction, release, modification, disclosure or transfer of software Products, or any related documentation of any kind, including technical data or manuals, is restricted in accordance with Federal Acquisition Regulation 12.212 for civilian agencies and Defense Federal Acquisition Regulation Supplement 227.7202 for military agencies. The software Products are commercial computer software and the related documentation is commercial computer software documentation. The use of software Products and related documentation is further restricted in accordance with the terms of this Agreement and any software license included or provided with a particular software Product or related documentation.

To the extent that AFX owns or otherwise controls, with the right to sublicense without any obligation or accounting to any un-Affiliated third party, as of the Effective Date or during the Term, patent rights (“Database Patent Rights”) that are necessarily infringed by the operation, storage, querying (solely for software provided by Buyer in conjunction with Databases) development or commercialization of Databases developed by Buyer (the “Database Field”), AFX hereby grants to Buyer during [REDACTED] an option to negotiate with AFX for a [REDACTED] license, without the right to sublicense, under any such patent rights to [REDACTED] solely for the purpose of carrying out those activities expressly contemplated by this Agreement within the Database Field. In the event that Buyer exercises such option, the Parties shall negotiate in good faith commercially reasonable terms and conditions for such license, provided that AFX agrees to waive any license fee or other payment with regard to any such license for [REDACTED], without prejudice to any fees, royalties and other payments with regard to such license for periods beginning after [REDACTED]. Such option shall expire on [REDACTED]. Any such license shall be subject to the execution by authorized representatives of the Parties of a separate (from this Agreement), mutually acceptable and definitive written agreement regarding such subject matter. For purposes of clarification, this option for Buyer to take a limited license is only intended to give Buyer (and the licensees of such software and databases) the opportunity to achieve freedom to operate under AFX’ patent rights described above with regard to software and databases created and licensed by Buyer for use in analyzing, querying and storing data generated from Probe Arrays supplied hereunder and for use in providing Services as defined in the Service Provider Agreement, and shall not be interpreted as a license to any specific gene or protein content or application, nor shall it be interpreted to mean that AFX shall provide any information, data, know-how, trade secrets, materials or assistance to Buyer for use in developing or commercializing databases or software or providing Services. For further clarification, Buyer’s Database licensees would only be licensed under this option to the extent such licensees use such Databases with data generated using AFX GeneChip arrays and provided to such licensees in connection with the license of such Databases.

9. Limited Warranty

Unless otherwise expressly stated in the Service Provider Agreement, AFX warrants to and only to Buyer for thirteen (13) months from the date of shipping or one (1) year from the date of installation (or for the period specified in the Sales Quote for limited-life parts), whichever occurs first, that the Software and Instruments are free from defects in material and workmanship, and conform to AFX’ published specifications in all material respects. Service will be provided to Buyer by or for AFX in a competent, professional and timely manner pursuant to AFX’ standard service terms and conditions. AFX’ sole and exclusive liability (and Buyer’s sole and exclusive remedy) under the foregoing warranty shall be to repair or replace Software and Instruments or provide Buyer a refund, as solely determined by AFX after discussion with Buyer. Nonconforming instruments will be serviced at Buyer’s facility or, at AFX’ option, at AFX’ facility. If service is performed at AFX’ facility, AFX will bear shipping costs. This warranty does not apply to consumables, or to any defect caused by failure to provide a suitable storage, use, or operating environment, use of non-recommended reagents, spills, or the use of the Products for a purpose or in a manner other than that for which they were designed, modifications or repairs done by Buyer, or any other abuse, misuse, or neglect of the Products. This warranty applies only to Buyer, and not third parties. The foregoing is not intended to limit any warranty extended to Buyer by a third party original equipment manufacturer of a Product or component thereof, provided that any remedy received by Buyer under any such warranty shall relieve AFX of its obligations with respect to the subject of such remedy. TO THE EXTENT PERMITTED BY APPLICABLE LAW, AFX, ITS SUPPLIERS AND ITS REPRESENTATIVE DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS AND SERVICES, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

Notwithstanding the above, with respect to Probe Arrays, during the Term of the Agreement, AFX agrees to replace free of charge with an array of the same type and without further investigation (or at AFX discretion, issue a credit for the price paid for such array) any Probe Array that is scanned by Buyer prior to the expiration date on such Probe Array and that Buyer determines in its sole discretion to have a physical defect that is the cause of impaired hybridization of probe pairs leading to aberrant probe set data for a number of features resulting from (i) the manufacture, handling or processing of such Probe Array by AFX prior to shipment, or (ii) Instrument (as defined in the Service Provider Agreement) error during the processing of such Probe Array by Buyer (collectively “Discretionary Return(s)”), provided that (a) within any calendar quarter such Discretionary Returns shall not exceed [REDACTED] percent ([REDACTED] %)[redact?] of the number of Probe Arrays scanned by Buyer during such quarterly period; and (b) Buyer reports such Discretionary Returns and number of Probe Arrays scanned by Buyer during such quarterly period within sixty (60) days after the end of each calendar quarter during the term of the Agreement. AFX agrees to ship replacement arrays for such Discretionary Returns within thirty (30) days of receipt of reporting by Buyer.

In the event that Buyer requests replacement for Probe Arrays in excess of [REDACTED] percent ([REDACTED]%) of the Probe Arrays scanned by Buyer during any one quarterly period, then such Probe Array replacements in excess of [REDACTED] percent ([REDACTED] %) will be subject to the AFX’ Replacement Policy as set forth in Exhibit 7 of the Service Provider Agreement.

All requests by Buyer for replacement of defective Probe Arrays shall consist of an itemized list of the allegedly defective Probe Arrays, including Probe Array type, array lot number, defect classification, expiration date and any other information reasonably deemed pertinent to assist AFX with ongoing quality improvement.

During the Term, the Parties agree to consult with each other to determine if there are ways to consistently reduce the Probe Array defect rate experienced by Buyer while still complying with Buyer’s standard operating procedures and meeting Buyer’s quality standards and, if such reduction can be achieved on a consistent basis, the Discretionary Return Rate can be reduced from [REDACTED] percent ([REDACTED] %) to [REDACTED] percent ([REDACTED] %) for commercially available Probe Arrays, and (b) to review the defect rates experienced by Buyer for [REDACTED] and consider whether to alter the Discretionary Return Rate for such arrays to be consistent with the defect rate of Probe Arrays experienced by Buyer. However, no change to the Discretionary Return Rate shall be made without each Party’s written agreement.

10. Indemnity for Intellectual Property Infringement Claims

a) AFX will indemnify Buyer and its Affiliates against liability and will settle or defend any suit or proceeding brought against Buyer and its Affiliates to the extent based on a claim that Buyer or its Affiliates in using the Products delivered hereunder directly infringe an issued patent in the United States of America, the European Patent System (EPO), Japan or the Republic of Korea.

b) AFX will also indemnify Buyer and its Affiliates against liability and will settle or defend any suit or proceeding brought against Buyer and its Affiliates to the extent based on a claim that Buyer or its Affiliates in using the Products delivered hereunder indirectly (i.e. through contributory infringement or inducement) infringe an issued patent in the United States of America, EPO, Japan or the Republic of Korea if (i) a hybridization method using probe arrays, or probe arrays themselves, or equivalent hybridization devices are specifically identified as an element of the claims of such patent in a device claim, or use of these is specifically identified as an element of the claims of such patent in a method claim, and (ii) the patentability of such device or method claims was materially related to the recitation of the hybridization method or the probe arrays or equivalent hybridization device, or their use.

c) AFX shall have no liability under this Section to the extent that the alleged infringement arises out of any addition or modification to the Products or their use by Buyer and its Affiliates in any material respect not specified or approved by AFX, or Buyer’s and its Affiliates’ combination of the Products with other devices not specified or approved by AFX, and Buyer shall indemnify AFX and its Affiliates against liability and will settle or defend any suit or proceeding brought against AFX and its Affiliates to the extent based on the foregoing. The indemnifying Party shall pay all damages and costs finally awarded against the indemnified Party for such infringement including reasonable attorney’s fees.

d) For this Section to apply, the indemnified Party must promptly inform the indemnifying Party (so as not to prejudice the indemnifying Party in its preparation of a defense) of its receipt of notice of any claim or suit being made or brought, and give the indemnifying Party the full authority, information, and assistance necessary to settle or defend such suit or proceeding, provided that the indemnifying Party shall not have any authority to agree to any settlement that imposes any liability or obligation on the indemnified Party without the consent of the indemnified Party, which consent will not be unreasonably withheld so long as the indemnifying Party will satisfy or pay without recourse any liability imposed on the indemnified Party and the indemnified Party is not required to take any action or refrain from taking any other action other than discontinuing use of any product or process found to be infringing. Neither Party shall be bound in any manner by any settlement made without its prior written consent.

e) In the event that the Products are held to infringe and their use is enjoined as a result of infringement for which it has indemnified Buyer and its Affiliates, as part of its indemnification, AFX may obtain for Buyer and its Affiliates the right to continue using such Products, modify them or the processes for using them to become non-infringing in such manner that does not materially impair their usefulness to Buyer, or grant Buyer and its Affiliates a credit for the cost of unused Products, and accept the return of unused Products.

f) In no event shall an indemnifying Party’s aggregate, cumulative liability arising out of or relating to its indemnity obligations described in this Section exceed an amount equal to [REDACTED] (the “Cap”). The Cap is in the aggregate with all expenses incurred by the indemnifying Party arising out of or relating to its indemnity obligations (including, without limitation, damages, settlement amounts, costs, and legal fees) being aggregated to determine satisfaction of the limit. The existence of one or more claims or suits will not enlarge the Cap. THE PROVISIONS OF THIS SECTION STATE THE ENTIRE LIABILITY AND OBLIGATION OF EACH PARTY AS AN INDEMNIFYING PARTY, AND THE EXCLUSIVE REMEDY OF EACH PARTY AS AN INDEMNIFIED PARTY, WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, AND ARE IN LIEU OF ALL WARRANTIES OF NON-INFRINGEMENT, EXPRESS OR IMPLIED.

11. Pre-release Products

If any Product provided hereunder is a beta, technology access, early access, or other pre-commercial release version ("Pre-release Product") but not including custom Probe Arrays provided by AFX pursuant to its programs as defined in the definition of Probe Arrays in the Service Provider Agreement, unless specifically otherwise hereafter agreed in writing by the Parties as to any particular set of Products, then this Section applies. To the extent that any provision in this Section is in conflict with any other term or condition in the Agreement, this Section shall supercede such other term(s) and condition(s) with respect to the Pre-release Product, but only to the extent necessary to resolve the conflict. Buyer acknowledges that the Pre-release Product is a pre-release version, does not represent final product from AFX, and may contain defects, bugs, errors and other problems that could cause system or other failures, sample loss and data loss. CONSEQUENTLY, THE PRE-RELEASE PRODUCT IS PROVIDED TO YOU "AS IS", AND AFX DISCLAIMS ALL WARRANTIES (INCLUDING THE LIMITED WARRANTY SET FORTH IN SECTION 9 HEREOF) AND ALL LIABILITY OBLIGATIONS TO BUYER OF ANY KIND. WHERE LIABILITY CANNOT BE LEGALLY EXCLUDED FOR PRE-RELEASE PRODUCTS, BUT IT MAY BE LIMITED, AFX’ LIABILITY AND THAT OF ITS REPRESENTATIVE AND ANY OF ITS SUPPLIERS SHALL BE LIMITED TO THE SUM OF FIFTY DOLLARS (U.S. $50) IN TOTAL. Buyer acknowledges that AFX has not promised or guaranteed to Buyer that Pre-release Product will be announced or made available to anyone in the future, that AFX has no express or implied obligation to Buyer to announce or introduce the Pre-release Product and that AFX may elect not to introduce a product similar to or compatible with the Pre-release Product. Accordingly, Buyer acknowledges that any Internal R&D that Buyer performs using the Pre-release Product (Buyer shall not perform Services using Pre-release Products unless otherwise agreed in advance by AFX) or any product associated with the Pre-release Product is done entirely at Buyer’s own risk. If Buyer has been provided the Pre-release Product pursuant to a separate written agreement with AFX, this Section shall not apply and Buyer's use of the Pre-release Product is governed by such agreement, unless expressly provided otherwise therein.

12. Restricted Use Rights

Buyer is not licensed to, and agrees not to: (a) resell any AFX-supplied Probe Array, reagent or other Product, (b) transfer or distribute any AFX-supplied Probe Array, reagent or other Product, directly or indirectly, to any third party for any purpose or use, except as otherwise approved by AFX in writing; (c) use or allow anyone to use any AFX-supplied Probe Array or reagent more than once, or dilute any AFX-supplied reagent. As used in this Agreement, "AFX-supplied" includes both direct and indirect supply (e.g., customer transfer).

However, this Section shall not prohibit transfers of Products, including Software, (a) to a current Affiliate of Buyer for its own Internal R&D, provided that such Affiliate complies with all other applicable terms herein regarding the use of such Products or (b) to any third party to which Buyer has subcontracted any of its work, provided that Buyer has obtained AFX’ prior written consent as to the identity of such third party (which shall not be unreasonably withheld or delayed) and provided further that such third party complies with all other applicable terms herein regarding the use of such Products.

13. Product Improvement Inventions

For purposes of this Section, “Assay Improvement Invention” shall mean any invention conceived or reduced to practice by Buyer or its Affiliates during the Term using AFX Probe Arrays that relates to manual or automated assay techniques that may be used in connection with Probe Arrays or similar products, but only insofar as such techniques are used for and after nucleic acid extraction and up to and including annealing and washing hybridization mixtures with a Probe Array, but not to techniques used thereafter.

For purposes of this Section, “Product Improvement Invention” shall mean any invention conceived or reduced to practice by Buyer or its Affiliates during or after the Term using AFX Probe Arrays supplied to Buyer or its Affiliates during the Term that relates to (a) design, manufacturing, layout or packaging of nucleic acid probes or probe arrays; or (b) software techniques relating to the extraction or storage of data generated using Probe Arrays after samples have been annealed to the Probe Arrays (e.g., techniques used in generation of *.cel and *.dat files), but not including any techniques used thereafter (e.g., software techniques for analysis or other processing of data beyond what is required for generation of *.cel and *.dat files). Product Improvement Inventions also shall not (1) include data generated using Probe Arrays or discoveries derived therefrom (except as expressly set forth in (a) and (b) above) or (2) any Assay Improvement Invention, as defined herein. Neither Product Improvement Inventions nor Assay Improvement Inventions shall include (3) Target Sequences identified by Buyer as hereinafter described or (4) any discoveries or inventions made using data obtained from use of the AFX Probe Arrays, including but not limited to, discoveries or inventions relating to identification of markers used in biological, toxicological and clinical applications, correlations between nucleic acid sequences and functions, targets for drug discovery and development and processes for determining and understanding toxicity.  For clarification, such markers include without limitation, those derived from analysis of gene expression and genotyping data generated from Probe Arrays.

As used herein an invention conceived or reduced to practice “using AFX Probe Arrays” means an invention that was actually made using such arrays.

For purposes of this Agreement, “AFX Probe Array(s)” shall mean Probe Arrays for which Target Sequences have been selected by AFX ("AFX Target Sequences"), or jointly by AFX and Buyer ("Buyer Target Sequences") for use on Probe Arrays to be supplied by AFX as set forth below.

Except to the extent prohibited by applicable law, Buyer hereby grants to AFX and its Affiliates a non-exclusive, worldwide, fully paid-up, royalty-free, irrevocable, perpetual license to all Product Improvement Inventions, with a right for AFX and its Affiliates to sublicense but only to AFX’ and its Affiliates’ partners and customers for use with AFX Probe Arrays. Buyer need not disclose any Product Improvement Inventions to AFX except as may be reasonably required to comply with the foregoing license.

If Buyer elects, at its sole discretion, to commercialize a product or process that embodies an Assay Improvement Invention for use by multiple unrelated parties, then to the extent that Buyer makes such product or process available to other parties, Buyer agrees to negotiate in good faith with AFX (and, if necessary with AFX customers and partners) to make each such product or process available to AFX and all AFX customers and partners for use with AFX Probe Arrays on commercially reasonable terms comparable to those granted to other parties, provided that such terms may differ based on the type of party (e.g., non-profit vs. for-profit), the size of the party, the number of individual users or volume of use of the product or process, the size of the party’s R&D budget, the type of use intended or other factors fairly applied, and, provided further, that this obligation to license on comparable terms shall not apply to licenses granted or products sold for limited uses, including evaluation, validation and testing or small sales for one-time or otherwise very limited use. For clarity, if Buyer elects to commercialize such product or process by making it available to others subject to restrictions or other terms that would preclude others from using such product or process in business activities that would directly compete with Buyer’s business activities, then Buyer would not be obligated to make such product or process available to AFX or AFX customers or partners on terms that did not include the same restrictions or other terms precluding use of such products or processes that would directly compete with Buyer’s business activities.

Notwithstanding the above, Buyer need not make available such Assay Improvement Invention to AFX and all required AFX customers and partners on comparable terms if a third party has already been granted in good faith by Buyer a conflicting assignment or license (or an option to obtain such an assignment or license) at or prior to the time the embodied Assay Improvement Invention is made. Buyer need not disclose Assay Improvement Inventions to AFX until such time as Buyer has elected to commercialize such product or process and makes it available to multiple other parties.

14. Buyer Target Sequence Confidentiality

If Buyer discloses to AFX a confidential set of nucleic acid target sequences, including any confidential subset of a set of nucleic acid target sequences previously known or used by AFX, so long as such confidential subset is not included in any of subsections (a)-(d) of this section, below (“Buyer Target Sequences”) for which Buyer desires AFX to design and manufacture custom AFX Probe Arrays ("Custom Probe Arrays") or custom nucleic acid probe panels pursuant to the Agreement, such collection of Target Sequences shall be deemed Confidential Information of Buyer and AFX agrees not to disclose or use such confidential information disclosed to it by Buyer for any purpose other than designing and manufacturing such Products, supplying them to Buyer and/or other parties designated by Buyer, otherwise performing its obligations to Buyer (and any obligations AFX may have to such other parties), and for other purposes authorized by Buyer. The provisions of this Section shall not apply to any information which AFX can demonstrate by competent proof (a) is known or used by AFX prior to Buyer’s disclosure to AFX; (b) is disclosed to AFX by a third party under no obligation of confidentiality to Buyer; (c) is or becomes published or generally known to the public through no fault of AFX; or (d) is independently developed by AFX as documented by contemporaneous records. Notwithstanding the foregoing, AFX shall be permitted to disclose such information in order to comply with applicable laws, a court order, or governmental regulations, provided that Affymetrix has provided Buyer with prior notice of such disclosure, to the extent reasonably practicable. AFX' obligations under this Section shall terminate five (5) years following expiration of the Term.

15. Buyer Target Sequence Responsibility

Buyer shall be fully responsible for the Buyer Target Sequences, and Buyer agrees to indemnify AFX and its employees, officers, directors, representatives, contractors, suppliers and any affiliate of the foregoing (the “AFX Group”) and hold each of them harmless from and against any losses, liabilities, demands, damages, costs and expenses, including without limitation reasonable legal fees and expenses (collectively “Damages”), arising from or relating to the Buyer Target Sequences or their use as permitted herein, except to the extent that such losses, liabilities, demands, damages, costs and expenses result from the gross negligence or willful misconduct of AFX. Buyer agrees to fully cooperate with the AFX Group and its counsel in its defense and preparation for any such action or proceeding.

16. Liability Limitation

EXCEPT AS PROVIDED IN THE INDEMNITY FOR INTELLECTUAL PROPERTY HEREIN OR TO THE EXTENT (I) CAUSED BY EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) REQUIRED BY APPLICABLE LAW, NEITHER PARTY NOR ITS REPRESENTATIVES SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR THE OTHER PARTY’S LOSS OF USE OR PROFITS, PROCUREMENT OF SUBSTITUTE GOODS OR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES OF ANY KIND, HOWEVER CAUSED AND REGARDLESS OF FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF THE PARTY AT FAULT OR ITS REPRESENTATIVE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AS TO ANY LIABILITY OF EITHER PARTY TO THE OTHER NOT LEGALLY SUBJECT TO THE FOREGOING, THE LIABILITY OF EITHER PARTY SHALL NOT EXCEED THE CAP AS TO THE INDEMNITY FOR INTELLECTUAL PROPERTY INFRINGEMENT AS PROVIDED IN SECTION 10 HEREOF AND AS TO ANYTHING ELSE, AN AMOUNT EQUAL TO THE AMOUNT PAID BY BUYER TO AFX IN THE PRIOR TWELVE (12) MONTHS. EACH PARTY UNDERSTANDS THAT THE RISKS OF LOSS HEREUNDER ARE REFLECTED IN THE PRICE OF THE PRODUCTS AND THAT THESE TERMS WOULD HAVE BEEN DIFFERENT IF THERE HAD BEEN A DIFFERENT ALLOCATION OF RISK.

17. Confidentiality

Each Party agrees to use reasonable efforts to not disclose or use the confidential information of the other Party (including without limitation the contents of this Agreement) for any purpose not contemplated in this Agreement. The provisions of this paragraph shall not apply to any information which the receiving Party can demonstrate by competent proof (a) is known or used by the receiving Party prior to disclosure by the disclosing Party; (b) is disclosed to the receiving Party by a third party under no obligation of confidentiality to the disclosing Party; (c) is or becomes published or generally known to the public through no fault of the receiving Party; (d) is independently developed by the receiving Party as documented by contemporaneous records; (e) is required to be disclosed by a final order of a court of competent jurisdiction; or (f) is otherwise required to be disclosed by applicable law following notice of not less than thirty (30) days to the disclosing Party (unless the deadline imposed by such law does not permit such a thirty (30) day notice period, in which case the notice period must be reasonable under the circumstances). The obligations under this paragraph shall terminate as to any confidential information five (5) years following the expiration of the Term.

Notwithstanding the foregoing, the Parties acknowledge and agree that, to the extent that AFX makes SIF, exemplar and/or probe pair sequence, gene annotation information, and .cdf libraries associated with Probe Arrays (“Probe Array Information”) generally available to the public or its Probe Array customers, Buyer shall also have the right to disclose such Probe Array Information to third parties for the purpose of enabling Buyer to develop and commercialize its Databases, software and Services, provided that to the extent such Probe Array Information is considered Confidential Information of AFX, each such third party agrees in writing to be bound by confidentiality obligations consistent with those set forth in this Section, provided further that Buyer shall not commercialize Probe Array Information as a stand alone product without mutual agreement of the Parties.  Furthermore, except in connection with their use of Buyer’s Databases, software or Services, Buyer shall not permit users that receive Probe Array Information directly or indirectly from Buyer to post any Probe Array Information on a commercial or for-profit Web site, or within a commercial or for-profit software application, or otherwise charge for access to or use of any Probe Array Information, without AFX’ prior written permission, and Buyer shall require that such users agree to terms and conditions that are consistent with this sentence.  Buyer shall not be permitted to disclose or use Probe Array Information as described herein if such disclosure or use (i) would be in violation of any contractual obligation of Buyer or, to Buyer’s knowledge, AFX to a third party or (ii) would infringe a valid and enforceable patent or, to Buyer’s knowledge, other intellectual property right of a third party.  Buyer shall be fully responsible for, and agrees to indemnify the AFX Group and hold each of them harmless from and against any Damages arising from or relating to, its disclosure and use of Probe Array Information.

18. Export Controls

Buyer acknowledges that the Products and related software, technical documents and materials are subject to export controls under the U.S. Export Administration Regulations and related U.S. laws. Buyer will (i) comply strictly with all legal requirements established under these controls, (ii) cooperate fully with AFX in any official or unofficial audit or inspection that relates to these controls and (iii) not export, re-export, divert, transfer or disclose, directly or indirectly, any Product, or related technical documents or materials or any direct product thereof to any country (or to any national or resident thereof) which the U.S. Government determines from time to time is a country (or end-user) to which such export, re-export, diversion, transfer or disclosure is restricted, without obtaining the prior written authorization of AFX and the applicable U.S. Government agency.

19. Miscellaneous

The Agreement constitutes the entire agreement between Buyer and AFX with respect to the subject matter hereof and is the final, complete, and exclusive statement of the terms of the Agreement, superseding all prior written and oral agreements, understandings and undertakings with respect to the subject matter hereof. For avoidance of doubt, the following agreements between the Parties shall continue in full force and effect: the HTA Agreement, the Limited Research and Development License Agreement dated November 2, 2004 and all current Instrument and Software service agreements.  Modifications to the Agreement may be made only in writing, signed by an authorized corporate officer of each Party. The waiver of any term or condition or any breach thereof shall not affect any other term or condition of the Agreement. The Agreement shall be governed by and construed according to the laws of California, without regard to conflict of law provisions. The U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Neither Party may assign its rights and obligations under this Agreement without the consent of the other Party, except that either Party may assign its rights and obligations under this Agreement to an assignee of or successor to all or substantially all of the relevant assets of either Party, whether by merger, sale of assets or otherwise.  In any legal action commenced to enforce or interpret this Agreement, the prevailing Party shall be entitled to reasonable legal fees and expenses. AFX may terminate this Agreement immediately upon written notice to Buyer if Buyer becomes the subject of a petition in bankruptcy or any proceeding relating to insolvency, receivership or liquidation, and, in the case of involuntary petition only, such petition is not released within sixty (60) days of filing; in such event all payment obligations of Buyer under this Agreement will become due immediately. Expiration or termination of this Agreement will not relieve Buyer of any payment obligation that remains at the time of such termination or termination. Sections 5, 7 and 9-19 of these Terms and Conditions shall survive expiration or termination. In the event that any provision of the Agreement or portion thereof is found to be illegal or unenforceable, the Agreement shall be construed without the unenforceable provision or portion thereof.

Exhibit 2
Price List for [REDACTED] Customers

(see attached)

Exhibit 3
Price List for [REDACTED] Customers [REDACTED]

(see attached)

Exhibit 4
Price List for [REDACTED] Customers

(see attached)

Exhibit 5
Price List for Gene Logic's Internal R&D

(see attached)

Exhibit 6
Marks of Gene Logic and Affymetrix

(see attached)

Exhibit 7
AFX Probe Array Replacement Policy

(see attached)

Exhibit 8
HTA Instrumentation Principal Components

The following descriptions provide the best view to date of the primary components that comprise each of the specified products:

GeneChip Array Station
[REDACTED]

HT Scanner System
[REDACTED]